                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                 ALKERMES, INC.

                       ALKERMES ACQUISITION SUB, INC., AND

                       ADVANCED INHALATION RESEARCH, INC.



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                                TABLE OF CONTENTS

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SECTION 1         THE MERGER.................................................1

         1.1      The Merger.................................................1
         1.2      Effective Time.............................................1
         1.3      Effect of the Merger.......................................2
         1.4      Certificate of Incorporation and Bylaws....................2
         1.5      Directors and Officers.....................................2
         1.6      Conversion of Stock........................................2
         1.7      Closing of Company Transfer Books..........................4
         1.8      Dissenting Shares..........................................4
         1.9      Exchange of Certificates...................................5
         1.10     No Fractional Shares.......................................5

SECTION 2         REPRESENTATIONS AND WARRANTIES OF COMPANY..................6

         2.1      Organization and Qualification.............................6
         2.2      Authority to Execute and Perform Agreements................7
         2.3      Capitalization and Title to Shares.........................7
         2.4      Subsidiaries and Other Affiliates..........................8
         2.5      Financial Statements.......................................8
         2.6      Absence of Undisclosed Liabilities.........................8
         2.7      No Material Adverse Change.................................8
         2.8      Tax Matters................................................9
         2.9      Compliance with Laws......................................10
         2.10     No Breach.................................................11
         2.11     Actions and Proceedings...................................11
         2.12     Contracts and Other Agreements............................11
         2.13     Bank Accounts and Powers of Attorney......................12
         2.14     Properties................................................12
         2.15     Intellectual Property.....................................12
         2.16     Employee Benefit Plans....................................13
         2.17     Employee Relations........................................14
         2.18     Section 83(b) Election....................................14
         2.19     Insurance.................................................14
         2.20     Brokerage.................................................14
         2.21     Hazardous Materials.......................................15
         2.22     Year 2000 Compliance......................................15
         2.23     Disclosure................................................16
         2.24     M.I.T. Agreement Compliance...............................16
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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
SECTION 3         REPRESENTATIONS AND WARRANTIES OF PARENT AND THE
                  ACQUISITION SUB...........................................16

         3.1      Organization and Qualification............................16
         3.2      Authority to Execute and Perform Agreements...............17
         3.3      Capitalization............................................17
         3.4      Subsidiaries and Other Affiliates.........................18
         3.5      SEC Filings; Parent Financial Statements..................18
         3.6      Tax Matters...............................................19
         3.7      No Material Adverse Change................................20
         3.8      Compliance with Laws......................................20
         3.9      No Breach.................................................20
         3.10     Actions and Proceedings...................................20
         3.11     Contracts and Other Agreements............................21
         3.12     Intellectual Property.....................................21
         3.13     Brokerage.................................................21
         3.14     Environmental Matters.....................................22
         3.15     Millennium Plan...........................................22
         3.16     Disclosure................................................22

SECTION 4         COVENANTS AND AGREEMENTS..................................22

         4.1      Conduct of Business.......................................22
         4.2      Covenants of the Company Pending Closing..................22
         4.3      Corporate Examinations and Investigations.................24
         4.4      Expenses..................................................24
         4.5      Authorization from Others.................................24
         4.6      Consummation of Agreement.................................24
         4.7      Further Assurances........................................24
         4.8      Registration of Parent Shares.............................24
         4.9      Public Announcements and Confidentiality..................25
         4.10     No Solicitation...........................................25
         4.11     Intentionally Omitted.....................................25
         4.12     Parent SEC Filings........................................25
         4.13     Employee Benefits Matters.................................25
         4.14     Conduct of the Surviving Corporation......................26
         4.15     Indemnification of Directors and Officers.................26
         4.16     Notice of Developments....................................27
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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         4.17     Tax-free Reorganization...................................27
         4.18     Pooling-of-Interests......................................27
         4.19     Continuation of Employment and Consulting Arrangements....28

SECTION 5         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH
                  PARTY TO CONSUMMATE THE MERGER............................28

         5.1      Approvals.................................................28
         5.2      Absence of Order..........................................28

SECTION 6         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND
                  THE ACQUISITION SUB TO CONSUMMATE THE MERGER..............28

         6.1      Representations, Warranties and Covenants.................28
         6.2      Stockholder Approval......................................28
         6.3      Intentionally Omitted.....................................28
         6.4      Opinion of Counsel to Company.............................29
         6.5      Merger Documents..........................................29
         6.6      Certificates..............................................29
         6.7      Stockholders' Agreement...................................29
         6.8      Co-Sale Agreement.........................................29
         6.9      Management Rights Letter Agreements.......................29
         6.10     Investors' Rights Agreement...............................29
         6.11     New Agreement.............................................29
         6.12     Tax Opinion...............................................29
         6.13     Patent Opinion............................................29
         6.14     Accounting Treatment......................................29

SECTION 7         CONDITIONS PRECEDENT TO THE OBLIGATION OF THE
                  COMPANY TO CONSUMMATE THE MERGER..........................30

         7.1      Representations, Warranties and Covenants.................30
         7.2      Opinion of Counsel to Parent..............................30
         7.3      Certificates..............................................30
         7.4      Employment and Consulting Agreements......................30
         7.5      Tax Opinion...............................................30
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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
SECTION 8         TERMINATION, AMENDMENT AND WAIVER.........................30

         8.1      Termination...............................................30
         8.2      Effect of Termination.....................................31
         8.3      Amendment.................................................31
         8.4      Waiver....................................................31

SECTION 9         INDEMNIFICATION...........................................32

         9.1      Survival..................................................32
         9.2      Indemnification...........................................32

SECTION 10        GLOSSARY OF DEFINED TERMS.................................32

         10.1     Glossary..................................................32

SECTION 11        MISCELLANEOUS.............................................34

         11.1     Notices...................................................34
         11.2     Entire Agreement..........................................35
         11.3     Governing Law.............................................35
         11.4     Binding Effect; No Assignment.............................36
         11.5     Variations in Pronouns....................................36
         11.6     Counterparts..............................................36
         11.7     Disclosure Schedules......................................36
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
                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER dated as of _______ __, 1999 (this "Agreement"), is among Alkermes, Inc. (the "Parent"), a Pennsylvania corporation, Alkermes Acquisition Sub, Inc. (the "Acquisition Sub"), a Delaware corporation and newly formed, wholly owned subsidiary of the Parent, and Advanced Inhalation Research, Inc. (the "Company"), a Delaware corporation. The parties wish to effect the acquisition of the Company by the Parent through a merger of the Acquisition Sub with and into the Company (the "Merger"), on the terms and conditions hereof. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code.

         A glossary of defined terms appears in Section 10 of this Agreement and reference is made to that Section for the definitions of capitalized terms used herein.

         Now, therefore, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    SECTION 1
                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Acquisition Sub shall be merged with and into the Company which shall be the surviving corporation (in such capacity hereinafter called the "Surviving Corporation"), and which shall continue to be governed by the laws of the State of Delaware. From and after the Effective Time of the Merger, the corporate existence of the Company, with all its rights, privileges and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence of the Acquisition Sub, with all its rights, privileges and immunities, shall be merged into the Company and the Company shall, as the Surviving Corporation, be fully vested therewith in accordance with the applicable laws of the State of Delaware. The separate existence and corporate organization of the Acquisition Sub, except insofar as they may be continued by law, shall cease upon the Effective Time of the Merger.

         1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause a certificate of merger (the "Merger Certificate") in the form attached hereto as Exhibit A to be filed and recorded in accordance with Section 251 of the DGCL and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Merger Certificate is filed with the Secretary of State of Delaware in accordance with the DGCL or at such later time as is specified in the Merger Certificate (the "Effective Time"). Immediately prior to the filing of the Merger Certificate, a closing (the "Closing") will be held at the offices of Palmer & Dodge, LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Merger. It is intended that the Closing shall take place on the date hereof but not later than February 1, 1999. The date on which the Closing occurs is referred to herein as the "Closing Date."

         1.3 Effect of the Merger. The Merger shall have the effect set forth in Section 259 of the DGCL.

         1.4 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of the Acquisition Sub, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is Advanced Inhalation Research, Inc."

         1.5 Directors and Officers. The directors and officers of the Acquisition Sub (as identified by the Parent) immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation; provided, however, that David A. Edwards shall serve as President and Chief Scientific Officer of the Surviving Corporation. The Board of Directors of the Surviving Corporation may designate such other officers as it determines. If, at the Effective Time, a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation by reason of death or inability to act, or for any other reason, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

         1.6      Conversion of Stock.

                  (a) For purposes of this Agreement:

                           (i) "Parent Shares" means the number of shares of
common stock, $0.01 par value, of the Parent to be issued as the Merger Consideration.

                           (i)(a) "Parent Common Stock" means the common stock,
$0.01 par value per share.

                           (ii) "Closing Market Value" means the average of the
closing prices of Parent Common Stock as reported by the Nasdaq National Market for the thirty (30) trading days ending on the third trading day prior to the Closing Date. The Closing Market Value and the number of the Parent Shares to be issued as part of the Merger Consideration in accordance with Section 1.6
(a)(vii) shall be adjusted, as necessary, to reflect any nontaxable stock split, reverse stock split, stock dividend or stock combination affecting Parent Common Stock as a class occurring before the Effective Time.

                           (iii) "Company Common Stock" means all shares of
common stock of the Company, $0.001 par value per share.

                           (iv) "Dissenting Shares" means all shares of Company
Common Stock held by stockholders of the Company who properly exercise appraisal rights with respect thereto in accordance with Section 262 of the DGCL and who do not subsequently waive, revoke or otherwise rescind such rights pursuant to Section 262 of the DGCL either before or after the Effective Time.

                           (v) "Participating Shares" means all shares of
Company Common Stock outstanding at the Effective Time, but excluding all Dissenting Shares and shares of Company Common Stock held at the Effective Time by the Company as treasury stock.

                           (vi) "Participating Holders" means the holders of
Participating Shares immediately before the Effective Time (including the holders of Dissenting Shares immediately before the Effective Time if such Dissenting Shares later become Participating Shares) or their respective successors or assigns.

                           (vii) "Merger Consideration" means the shares of
Parent Common Stock issued pursuant to Section 1.6(b)(iii).

                  (b) At the Effective Time, by virtue of the Merger and without any action on the part of the Parent or the Company:

                           (i) all issued and outstanding shares of Company
Common Stock subject to repurchase and vesting restrictions pursuant to the Restricted Stock Purchase Agreements among the Company and the stockholders of the Company who are parties to such agreements (the "Restricted Stock") shall be entitled to receive the per share Merger Consideration set forth in this Section 1.6(b)(iii); provided, however, that the Surviving Corporation will assume the Restricted Stock Purchase Agreements and the Parent and each holder of Restricted Stock shall amend the Restricted Stock Purchase Agreements to provide the difference in the security and the number of shares of such security covered by such agreements based on the conversion of Company Common Stock into Parent Common Stock, and the Merger Consideration applicable to unvested shares of Restricted Stock shall be placed in escrow pursuant to the terms of an Escrow Agreement substantially in the form of Exhibit B attached hereto and shall be distributed in accordance with such stockholder's Restricted Stock Purchase Agreement, as amended, with the Surviving Corporation and the Parent;

                           (ii) all stock options granted pursuant to the
Company's 1998 Equity Incentive Plan which are outstanding and unexercised immediately prior to the Effective Time shall cease to represent the right to acquire shares of Company Common Stock and shall automatically convert into the right to acquire 1.1829754 shares of Parent Common Stock for each share of Company Common Stock (provided that the aggregate number of shares of Parent Common Stock subject to options granted to each optionee resulting from such conversion shall be rounded down to the nearest whole share) and shall be subject to the same vesting schedule, exercise price and other restrictions as set forth in the Option Agreement between the Parent and each such holder (the adjustment provided herein with respect to any options which are "incentive stock options" as defined in Section 422 of the Code shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.);

                           (iii) each issued and outstanding share of Company
Common Stock held by the Participating Holders as of the Effective Time shall be converted into and become the right to receive 1.1829754 shares of Parent Common Stock as the Merger Consideration. The Participating Holders shall have the right to the benefits of and to enforce the covenants and indemnification obligations of the Parent and the Acquisition Sub under the Agreement with the Company's Stockholders as attached hereto as Exhibit C and made a part hereof;

                           (iv) all shares of Company Common Stock held at the
Effective Time by the Company as treasury stock shall be canceled and no payment shall be made with respect thereto;

                           (v) holders of Dissenting Shares shall cease to have
any stockholder rights with respect to their Dissenting Shares except the right to be paid the fair value of their Dissenting Shares and any other rights under
Section 262 of the DGCL; and

                           (vi) all Parent Shares constituting the Merger
Consideration shall be deemed to have been issued as of the Effective Time.

                           (vii) each share of common stock, $0.01 par value, of
the Acquisition Sub outstanding immediately prior to the Effective Time shall, at such time, be converted into and exchanged for one share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

         1.7 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and presented to the Exchange Agent in accordance with Section 1.9.

         1.8      Dissenting Shares.

                  (a) Dissenting Shares shall not be entitled to receive the Merger Consideration. From and after the Effective Time, each holder of Dissenting Shares (except to the extent that such Dissenting Shares become Participating Shares after the Effective Time in which case such Dissenting Shares shall be treated in the same manner that they would have been treated had they been Participating Shares as of the Effective Time), shall no longer retain any rights of a stockholder of the Company or the Surviving Corporation, except those provided under the DGCL.

                  (b) The Company shall give the Parent (i) prompt notice of any written demands under Section 262 of the DGCL with respect to any shares of capital stock of the Company, any withdrawal of any such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to any demands under Section 262 of the DGCL with respect to any shares of capital stock of the Company. The Company shall cooperate with the Parent concerning, and shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

                  (c) Following the Merger, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, comply with the DGCL to satisfy the obligations of the Acquisition Sub and the Company with respect to any stockholders who did not consent to the

Merger and to the Dissenting Shares. To the extent that any payment made by the Surviving Corporation pursuant to this Section 1.8(c) would cause the Surviving Corporation to hold less than 90 percent of the fair market value of the net assets or less than 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger, the Parent shall make such payment (or shall contribute funds to the Surviving Corporation to make such payment). For this purpose, amounts paid by the Company to stockholders who receive cash or other property (including, but not limited to, amounts paid to holders of Dissenting Shares and cash paid in lieu of the issuance of fractional shares), amounts used by the Company to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company in connection with the Merger or during the period beginning with the commencement of negotiations (whether formal or informal) regarding the Merger and ending immediately before the Effective Time will be included as assets of the Company held immediately prior to the Merger.

                  (d) If, following the Effective Time, any Dissenting Shares become Participating Shares, the Parent shall deposit with the Exchange Agent, the amount of Merger Consideration payable to such new Participating Holder(s) and, such deposit shall include (A) any dividends or other distributions payable following the Effective Time with respect to such Parent Shares, and (B) any cash payable in lieu of fractional shares in accordance with Section 1.10. As soon as practicable thereafter, such Participating Shares will be presented to the Exchange Agent in accordance with Section 1.9.

         1.9 Exchange of Certificates. The Parent shall authorize one or more Persons to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, the Parent shall cause the Exchange Agent to mail to all Participating Holders instructions for surrendering their certificates representing Company Common Stock in exchange for the Merger Consideration. Upon surrender of a certificate representing Company Common Stock for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, the holder of such certificate shall be entitled to receive in exchange therefor the amount of the Merger Consideration into which the shares represented by such certificate shall have been converted pursuant to the provisions of this Agreement, and the certificate so surrendered shall forthwith be canceled. Until surrendered in accordance with the provisions of this Section 1.9, each Company Common Stock certificate (other than certificates evidencing shares to be canceled in accordance with Section 1.6(b)(iv) and Dissenting Shares, if any) shall represent for all purposes the right to receive its proportionate share of the Merger Consideration. If any Parent Common Stock certificates are to be issued in a name other than that in which the Company Common Stock certificate surrendered is registered, it shall be a condition of such exchange that the Person requesting such exchange shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         1.10 No Fractional Shares. No certificates representing fractional Parent Shares shall be issued upon the surrender for exchange of Company Common Stock certificates. No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to a fractional Parent Share, will receive upon surrender of a Company Common Stock certificate or certificates, as the case may be, an amount in cash (without interest) determined by multiplying such fraction by the Closing Market Value of one share of Parent Common Stock (determined in accordance with Section 1.6(a)(ii)). The Parent shall not be liable to any holder of shares of Company Common Stock for any cash in lieu of fractional interests delivered to a public official pursuant to applicable escheat or abandoned property laws.


                                    SECTION 2
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         The Company hereby makes the following representations, warranties and agreements to and with the Parent and the Acquisition Sub. The Company represents and warrants to the Parent and the Acquisition Sub that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2), except as set forth in the disclosure schedule of the Company accompanying this Agreement (the "Company Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, and except as permitted under or contemplated by this Agreement. For the purposes of this Section 2, the phrase "to the best knowledge of the Company" or similar expression means the actual conscious knowledge of David A. Edwards, Robert S. Langer, Terrance McGuire, Ralph W. Niven, Markus Cappel or any of them.

         2.1      Organization and Qualification.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted. The Company is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not have a material adverse effect on the assets, properties, business, research, development and other activities of the Company as currently conducted or currently proposed to be conducted, prospects, results of operation, cash flow or financial condition of the Company (the "Business of Company").

                  (b) The Company has previously provided to the Parent true and complete copies of the Certificate of Incorporation, as amended, and Bylaws as presently in effect, and the Company is not in default in the performance, observation or fulfillment of its charter or bylaws or other governing instruments. The minute books of the Company contain reasonably accurate records of the meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the stockholders since the time of the Company's incorporation and accurately reflect in all material respects all transactions referred to in such minutes and consents in lieu of meetings. The stock books of the Company are true and complete.

         2.2 Authority to Execute and Perform Agreements. The Company has the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and adopted and approved by the stockholders of the Company. No other action on the part of the Company is necessary to consummate the transactions contemplated hereby (other than the filing and recording of the Merger Certificate in accordance with the DGCL). This Agreement has been duly executed and delivered by the Company and, subject to the foregoing, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

         2.3      Capitalization and Title to Shares.

                  (a) As of the date hereof, and not as of the Closing Date, the Company is authorized to issue 3,700,000 shares of Company Common Stock, of which 2,195,292 shares are issued and outstanding, and 915,952 shares of Preferred Stock, $0.001 par value per share, issuable in series ( "Company Preferred Stock"). Of such Company Preferred Stock, as of the date hereof and not the Closing Date, 250,000 shares have been designated Series A Convertible Preferred Stock, all which are issued and outstanding; 250,000 shares have been designated Series AA Convertible Preferred Stock, all of which are issued and outstanding; 170,648 shares have been designated as Series B Convertible Preferred Stock, all of which shares are issued and outstanding; 184,366 shares have been designated as Series C Convertible Preferred Stock, all of which are issued and outstanding; and 60,938 have been designated as Series D Convertible Preferred Stock, all of which are issued and outstanding. Immediately prior to the Effective Time, the Company will be authorized to issue 3,700,000 shares of Company Common Stock, of which 3,111,244 shares will be issued and outstanding, and 915,952 shares of Company Preferred Stock, none of which will be issued and outstanding. The Company Disclosure Schedule sets forth the record owners of all shares of Company Common Stock and Company Preferred Stock, along with the amounts of such shares held by such record owners on the date hereof and immediately prior to the Effective Time. No other class of capital stock of the Company is authorized or outstanding. All of the issued and outstanding shares of the Company's capital stock are, and immediately prior to the Effective Time will be, duly authorized and are, and immediately prior to the Effective Time will be, validly issued, fully paid, nonassessable and free of preemptive rights. All outstanding shares of Company Common Stock and Company Preferred Stock and all options and warrants to purchase Company Common Stock and Company Preferred Stock have been issued in compliance with all applicable federal and state securities laws.

                  (b) The Company Disclosure Schedule includes a true and complete list of all outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase or otherwise receive from the Company any shares of the capital stock or any other security of the Company, and all outstanding securities of any kind convertible into or exchangeable or exercisable for such securities. Except as set forth in the Company Disclosure Schedule, there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the outstanding shares of capital stock of the Company to which the Company is a party.

                  (c) The Company does not own beneficially any shares of capital stock of the Parent.

                  (d) All warrants exercisable for shares of Company Common Stock or Company Preferred Stock have been exercised in full.

         2.4      Subsidiaries and Other Affiliates.

                  (a) The Company does not have any Subsidiaries.

                  (b) The Company does not directly or indirectly own or have any investment in any of the capital stock of, and is not a party to a partnership or joint venture with, any other Person.

         2.5 Financial Statements. The Company has previously delivered to the Parent (i) the unaudited financial statements of the Company for the periods ended December 31, 1997 and September 30, 1998 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP") and have been prepared from, and are in accordance with, the books and records of the Company and present fairly the financial position and the results of operations of the Company as of the dates and for the periods indicated.

         2.6 Absence of Undisclosed Liabilities. As at September 30, 1998, the Company had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet contained in such Financial Statements that were not adequately reflected or reserved against on the balance sheet contained in such Financial Statements. The Company has no such liabilities, other than liabilities (i) adequately reflected or reserved against on the balance sheet contained in such Financial Statements, (ii) incurred since September 30, 1998 in the ordinary course of business, (iii) disclosed in this Agreement, or (iv) that would not, in the aggregate, have a material adverse effect on the Business of Company.

         2.7 No Material Adverse Change. Since September 30, 1998, except as described in the Financial Statements, there has not been:

                  (a) Any material adverse change in the Business of Company;

                  (b) Any transaction, commitment, contract or agreement entered into by the Company or any relinquishment by the Company of any contract or other right having a value of or involving aggregate payments in excess of $25,000;

                  (c) Any issuance of capital stock of the Company or any option, warrant or other right to purchase or otherwise acquire capital stock of the Company, except for issuances of stock upon the conversion of Company Preferred Stock, the exercise of outstanding warrants and options and any newly granted options set forth in the Company Disclosure Schedule;

                  (d) Any redemption or other acquisition of any capital stock of the Company or any declaration, setting aside, or payment of any dividend or distribution of any kind with respect to any shares of capital stock of the Company;

                  (e) Any increase in compensation, bonus or other benefits payable or to become payable by the Company to any of its directors, officers or employees;

                  (f) Any new employee benefit, deferred compensation or other similar employee benefit arrangement, or any new employment or consulting arrangement or any grant of any severance or termination rights to any director, officer or employee of the Company or any increase in benefits payable under existing severance or termination pay policies or employment agreements;

                  (g) Any change in any accounting method or practice followed by the Company;

                  (h) Any making by the Company of any loan or advance to any stockholder, officer, director or consultant (other than expense advances made in the ordinary course of business), or any other loan or advance otherwise than in the ordinary course of business;

                  (i) Except for inventory or equipment acquired in the ordinary course of business, any acquisition by the Company of all or any part of the assets, properties, capital stock or business of any other Person;

                  (j) Except in the ordinary course of business, any sale, abandonment or any other disposition of any of the Company's assets or properties; or

                  (k) Any commitment on the part of the Company to do any of the foregoing.

         2.8      Tax Matters.

                  (a) The Company has filed all Tax reports and returns required to be filed by it and has paid or will timely pay all Taxes and other charges shown as due on such reports and returns. All positions taken in such Tax reports and returns that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code have been disclosed therein. The Company is not delinquent in the payment of any material Tax assessment or other governmental charge (including without limitation applicable withholding taxes). Any provision for Taxes reflected in the Financial Statements is adequate for payment of any and all Tax liabilities for periods ending on or before September 30, 1998 and there are no Tax liens on any assets of the Company except liens for current Taxes not yet due.

                  (b) There has not been any audit of any Tax return filed by the Company and to the best knowledge of the Company, no audit of any such Tax return is in progress and the Company has not been notified by any Tax authority that any such audit is contemplated or pending. The Company knows of no Tax deficiency or claim for additional Taxes asserted or threatened to be asserted against the Company by any Taxing authority and the Company knows of no grounds for any such assessment. No extension of time with respect to any date on which a Tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Tax. For purposes of this Agreement, the term "Tax" includes all federal, state, local and foreign taxes or assessments, including income, sales, gross receipts, excise, use, value added, royalty, franchise, payroll, withholding, property and import taxes and any interest or penalties applicable thereto.

                  (c) The Company (i) has not been a member of an "affiliated group" filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) does not have any liability for the Taxes of any Person (other than the Taxes of the Company) under Treas. Reg. Section1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                  (d) No election under Section 336(e) or Section 338 of the Code has been made with respect to the Company.

                  (e) No consent pursuant to Section 341(f) of the Code is in effect that relates to the Company.

                  (f) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Parent shall have received (a) a certification from the Company, dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, and (b) proof reasonably satisfactory to the Parent that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury regulations Section 1.897-2(h)(2).

                  (g) The Company has not entered into any compensatory agreements with respect to the performance of services for which payment thereunder would result in a nondeductible expense to the Company pursuant to
Section 280G of the Code.

                  (h) The Company has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

         2.9      Compliance with Laws.

                  (a) The Company has all licenses, certifications, approvals, qualifications, variances, permissive uses, consents and other authorizations (collectively, "Permits") material to the conduct of its business as currently conducted or as reasonably expected to be conducted. Such Permits are in full force and effect; any applications for renewal necessary to maintain any Permit in effect have been filed; and no proceeding is pending, or to the best knowledge of the Company, threatened to revoke or limit any Permit.

                  (b) The Company is not in violation of any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, except for violations that would not, in the aggregate, have a material adverse effect on the Business of Company. Since its incorporation, the Company has not received notice of, and there has not been any citation, fine or penalty imposed against the Company for, any such violation or alleged violation.

         2.10     No Breach.

                  (a) Except for the filing of the Merger Certificate with the State of Delaware, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which the Company is a party or to which it or any of its assets or properties is bound or subject; (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body applicable to the Company or by which any of the Company's assets, properties or securities is bound; (iv) violate any Permit; (v) require any filing with, notice to, or permit, consent or approval of, any other governmental or regulatory body; or (vi) result in the creation of any lien or other encumbrance on the assets, properties or securities of the Company, excluding from the foregoing clauses (ii), (iii), (iv), (v) and (vi) any exceptions to the foregoing that, in the aggregate, would not have a material adverse effect on the Business of Company or on the ability of the Company to consummate the transactions contemplated hereby.

                  (b) No filing of a premerger notification form pursuant to the HSR Act is required on the part of the Company or any stockholder of the Company.

         2.11 Actions and Proceedings. There are no outstanding orders, awards, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against the Company or any of its securities, assets or properties. There are no actions, suits, investigations or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of the Company, threatened against the Company that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or the Business of Company. To the best knowledge of the Company, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or on the Business of Company.

         2.12 Contracts and Other Agreements. The Company Disclosure Schedule sets forth a list of all contracts and other agreements to which the Company is a party or by or to which it or its assets or properties are bound or subject, whether or not made in the ordinary course of business, that have or would be reasonably expected to have a material effect on the Business of Company.

         True and complete copies of all the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth on the Company Disclosure Schedule have been furnished to the Parent. Each of such contracts is valid, subsisting, in full force and effect, binding upon the Company, and to the best knowledge of the Company, binding upon the other parties thereto in accordance with their terms, and the Company is not in default under any of them, nor, to the best knowledge of the Company, is any other party to any such contract or other agreement in default thereunder, nor does any condition, exist that with notice or lapse of time or both would constitute a default thereunder, except, in each case, such defaults as would not, individually or in the aggregate, have a material adverse effect on the Business of Company.

         The Company has no knowledge of any intent of any third party to any of the contracts and agreements described above to default, breach, terminate, suspend or modify in a material way any such contract or agreement with the Company at any time prior to or in connection with the Closing.

         2.13     Bank Accounts and Powers of Attorney. The Company Disclosure
Schedule identifies all bank and brokerage accounts of the Company, whether or not such accounts are held in the name of the Company, lists the respective signatories therefor and lists the names of all Persons holding a power of attorney from the Company and a summary of the terms thereof.

         2.14     Properties.

                  (a) The Company owns and has good title to all of its assets and properties reflected as owned on the Financial Statements, free and clear of any lien, claim or other encumbrance, except for (i) the liens, claims or other encumbrances, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since September 30, 1998, (iii) liens or other encumbrances securing the liens of materialmen, carriers, landlords and like Persons, all of which are not yet due and payable, (iv) liens for Taxes not yet delinquent and (v) liens, claims or other encumbrances that, in the aggregate, are not material to the Business of Company.

                  (b) The Company does not own any real property and does not have any options or contractual obligations to purchase or acquire any interest in real property. The Company has a valid leasehold interest in all of the buildings, structures and leasehold improvements adequate to conduct the business of the Company, and owns or has a valid leasehold interest in all equipment and other tangible property material to the conduct of its business, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted. All leasehold interests in any real property held by the Company are in the Commonwealth of Massachusetts. All such current leases are in full force and effect, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse or time, or both, would constitute a default). There is no equipment located on the premises of the Company that is on loan from another party.

         2.15     Intellectual Property. Set forth in the Company Disclosure
Schedule is a complete and accurate list of all patents, trademarks, service marks, trade names, logos, franchises, inventions disclosed to the Company but not included in patent applications, and copyrights, and all applications for any of the foregoing, which are owned by the Company or in which the Company has license rights (the "Listed Rights"), including the nature of each Listed Right, e.g. ownership, exclusive or nonexclusive license. The Company owns or has license rights to all technology, any inventions made by employees of the Company in the course of their employment by the Company and not included as a Listed Right, trade secrets, know-how, computer software and processes used in, to be used in, or necessary for the conduct of the Business of Company as presently conducted or presently contemplated to be conducted (such proprietary rights, collectively with the Listed Rights, are referred to as the "Proprietary Rights"). The Company has sole ownership of the Listed Rights, except as set forth on the Company Disclosure Schedule. The Company is not aware of any claim by any third party that the Business of Company infringes upon any proprietary rights of others, nor has the Company received any notice or claim from any third party of such infringement by the Company. The Company is not aware of any infringement by any third party on, or any competing claim of right to use or own any of, the Listed Rights. The Company is not aware of any claim asserted by a third party of the right to use or own any of the Proprietary Rights to the exclusion of the Company. The Company has the right to use, free and clear of claims or rights of others, all customer lists and computer software used in the Business of Company. With respect to patents and patent applications, the Company's ownership has been or will be in a timely fashion properly recorded in the assignment records of the United States Patent and Trademark Office and in relevant corresponding foreign patent offices. To the Company's knowledge, there are no facts which would preclude the grant of a patent from each of the patent applications listed in the Company Disclosure Schedule, the Company has complied with the United States Patent and Trademark Office's duty of candor and disclosure for each of the United States utility patents and patent applications listed in the Company Disclosure Schedule, and there are no facts which form a basis for a finding of unenforceability or invalidity of any of the claims of the patents and patent applications listed in the Company Disclosure Schedule. To the knowledge of the Company, none of the activities of the employees of the Company on behalf of the Company violates any agreement or arrangement which such employees have with former employers.

         2.16 Employee Benefit Plans. The Company Disclosure Schedule sets forth a complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Plans") maintained by the Company. The Company does not maintain or contribute to any "Multiemployer Plan" as defined in Section 4001(a)(3) of ERISA, and the Company has not incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. Each Plan maintained by the Company which is intended to be qualified under either
Section 401(a) or 501(c)(9) of the Code ("Qualified Plans") is so qualified. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and to the knowledge of the Company nothing has been done or omitted to be done with respect to any Plan that would result in any material liability on the part of the Company under Title I of ERISA or Section 4975 of the Code. All reports required to be filed with respect to all Plans, including without limitation annual reports on Form 5500, have been timely filed except where the failure to so file would not have a material adverse effect on the Business of Company. No "reportable event" as defined in Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any pension plan subject to Title IV of ERISA. With respect to all pension plans subject to Title IV of ERISA, such plans have no unfunded benefit liabilities, all contributions to such plans under the minimum funding requirements of Section 412 of the Code have been made and all premium payments to the Pension Benefit Guaranty Corporation with respect to such plans have been made. All claims for welfare benefits incurred by employees on or before the Closing are or will be fully covered by third-party insurance policies or programs. Except for continuation of health coverage to the extent required under Section 4980B of the Code or applicable state law or as otherwise set forth in this Agreement, there are no obligations under any welfare plan providing benefits after termination of employment.

         2.17 Employee Relations. The Company has approximately 29 full-time equivalent employees and generally enjoys good employer-employee relations. The Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any employees, neither the Company nor the Parent or the Surviving Corporation will by reason of the Merger or anything done prior to the Effective Time be liable to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with the Company's normal policies). True and complete information as to all current directors, officers, employees or consultants of the Company including, in each case, name, current job title, base salary, bonus potential, commissions and termination obligations has been previously furnished to the Parent.

         2.18 Section 83(b) Election. All holders of Restricted Stock of the Company filed an election under Section 83(b) of the Code with the Internal Revenue Service not later than thirty (30) days after the date of purchase of such Restricted Stock.

         2.19 Insurance. The Company Disclosure Schedule sets forth a list of all policies or binders of fire, liability, product liability, workers' compensation, vehicular, directors' and officers' and other insurance held by or on behalf of the Company. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by the Company, and are in conformity with the requirements of all leases or other agreements to which the Company is a party and, to the best knowledge of the Company, are valid and enforceable in accordance with their terms. The Company is not in default with respect to any provision contained in any such policy or binder nor has the Company failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. The Company has not received notice of cancellation or non-renewal of any such policy or binder.

         2.20 Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company, including but not limited to fees owed to SG Cowen Securities Corporation under that certain letter agreement between SG Cowen and the Company dated August 17, 1998.

         2.21     Hazardous Materials.

                  (a) There are and have been no Hazardous Materials generated, used, handled or stored by the Company, the proper disposal of which will require any material expenditure by the Company. There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of common law or any applicable environmental law at any premises leased by the Company during the period of the Company's lease, nor has there been or is there threatened any release of any Hazardous Materials on or at any such premises during such period in violation of common law or any applicable environmental law or which created or will create an obligation to report or remediate such release. "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said Act, and also any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and "oil" as defined in the Oil Pollution Act of 1990.

                  (b) There is no environmental or health and safety matter that could have a material adverse effect on the Business of Company.

         2.22 Year 2000 Compliance. Each significant system, comprised of software, hardware, databases, or embedded control systems (microprocessor controlled, robotic or other devices) (each a "System"), that constitutes any part of, or which is under control of the Company and is used in connection with the use, operation or enjoyment of any material tangible or intangible asset or real property of the Company (a) accurately processes date/time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and twenty first centuries, and the years 1999 and 2000 and leap year calculations, to the extent that other systems properly exchange date/time data with the Company's systems and (b) will not be adversely affected by the advent of the year 2000 or 2001, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century (collectively, items (a) and (b) are referred to herein as "Year 2000 Compliant"). No System that is material to the business, finances, or operations of the Company receives data from or communications with any component or system external to itself (whether or not such external component or system is the Company's or any third party's) that is not itself Year 2000 Compliant excepting the parts of the external component or system within which noncompliance will have no effect on the data or communications sent to the Company, nor on the Systems of the Company. All licenses for the use of any System-related software, hardware, databases or embedded controls under the Company's control are certified by the manufacturer to be Year 2000 Compliant and to contain the capabilities required to enable them to be Year 2000 Compliant within the Company's computer systems (hardware and software), or the licenses permit the Company or a third party to make all modifications, bypasses, de-bugging, work-arounds, repairs, replacements, conversions or corrections necessary to permit the Systems to operate compatibly, in conformance with their respective specifications, and to be Year 2000 Compliant. Except as set forth in the Company Disclosure Schedule, the Company has no reason to believe that it may incur material expenses or that there may be a material adverse effect on the Business of Company arising from or relating to the failure of any of its Systems as a result of not being Year 2000 Compliant.

         2.23 Disclosure. The representations and warranties and statements of the Company contained in this Agreement do not contain, and will not contain at the Closing Date, any untrue statement of a material fact, and do not omit, and will not omit at the Closing Date, to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. There is no fact known to the Company that has not been disclosed to the Parent in this Agreement that is reasonably likely to have a material adverse effect on the Business of Company.

         2.24 M.I.T. Agreement Compliance. The Company has complied with all of its obligations under the Patent License Agreement (the "M.I.T. Agreement") effective August 11, 1997 between the Massachusetts Institute of Technology and the Company, as amended, required to be performed on or prior to the date hereof and the Closing Date. In addition, the Company has achieved the milestones set forth in Section 3.2(a), (b), (c), (e) and (f) and Section 3.2(d) (for 1998) of the M.I.T. Agreement.


                                    SECTION 3
        REPRESENTATIONS AND WARRANTIES OF PARENT AND THE ACQUISITION SUB

         The Parent, regarding itself and the Acquisition Sub, and the Acquisition Sub, regarding itself, hereby make the following representations, warranties and agreements to and with the Company. The Parent and the Acquisition Sub represent and warrant to the Company that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule of the Parent accompanying this Agreement (the "Parent Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer. For purposes of this
Section 3, the phrase "to the best knowledge" or similar expression means the actual conscious knowledge of the directors and executive officers of the Parent and the Acquisition Sub or any of them.

         3.1      Organization and Qualification.

                  (a) The Parent and the Acquisition Sub are each a corporation duly organized, validly existing and in good standing or validly subsisting (with respect to jurisdictions which recognize such concept) under the laws of their respective state or jurisdiction of incorporation with full corporate or other power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as now being and as heretofore conducted. The Parent and the Acquisition Sub are each qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not have material adverse effect on the assets, properties, business, results of operations or financial condition of the Parent and its Subsidiaries, including the Acquisition Sub, taken as a whole (the "Business of Parent").

                  (b) The Parent has previously provided to the Company true and complete copies of the charter and bylaws or other governing instruments of the Parent and the Acquisition Sub as presently in effect, and neither the Parent nor the Acquisition Sub is in default in the performance, observation or fulfillment of its respective charter or bylaws or other governing instruments. The minute books of the Parent and the Acquisition Sub contain reasonably accurate records of the meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the shareholders since the time of the Parent's and the Acquisition Sub's incorporation and accurately reflect in all material respects all transactions referred to in such minutes and consents in lieu of meetings.

                  (c) Acquisition Sub is a newly-formed entity, formed solely for the purpose of carrying out the transactions contemplated by this Agreement, and has no other assets or activities.

         3.2 Authority to Execute and Perform Agreements. The Parent and the Acquisition Sub each have the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Parent and the Acquisition Sub and the sole stockholder of the Acquisition Sub. No other action on the part of the Parent or the Acquisition Sub is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and the Acquisition Sub and, subject to the foregoing, constitutes a valid and binding obligation of the Parent and the Acquisition Sub, enforceable in accordance with its terms.

         3.3      Capitalization.

                  (a) The Parent is authorized to issue 40,000,000 shares of Parent Common Stock, of which 21,170,081 shares were issued and outstanding and 3,881,940 shares were reserved for issuance upon conversion of the outstanding shares of $3.25 Convertible Exchangeable Preferred Stock as of December 31, 1998, 2,700,000 shares of capital stock, $0.01 par value, issuable in series, none of which is issued and outstanding and 2,300,000 shares of $3.25 Convertible Exchangeable Preferred Stock, par value $0.01 per share (collectively, the "Parent Preferred Stock"), of which 2,300,000 shares were issued and outstanding as of December 31, 1998. The Acquisition Sub is authorized to issue 100 shares of common stock, $0.01 par value, all of which are issued and outstanding. As of December 31, 1998, except for an aggregate of 3,640,672 shares of Parent Common Stock authorized for issuance (but unissued) under various stock option and stock award plans of the Parent, outstanding 1992, 1994 and 1995 Class A Warrants and the 1994 Class B Warrant to purchase 1,022,593 shares of Parent Common Stock and a certain number of shares of Parent Common Stock that Genentech could, under certain circumstances, demand to receive in satisfaction of a $3.5 million note by Parent to Genentech dated January 31, 1995, there is no outstanding right, subscription, warrant, call, preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Parent any shares of the capital stock or any other security of the Parent and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. All of the issued and outstanding shares of the capital stock of the Parent are duly authorized and are validly issued, fully paid, nonassessable and free of any preemptive rights. When issued in accordance with the terms of this Agreement, the Parent Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

                  (b) All the issued and outstanding shares of capital stock of the Acquisition Sub have been or, at the Closing will be, duly authorized and validly issued, fully paid and nonassessable, will not have been issued in violation of any preemptive rights and will be owned by the Parent.

         3.4      Subsidiaries and Other Affiliates.

                  (a) The Parent Disclosure Schedule sets forth all of the Subsidiaries and the jurisdiction in which each is incorporated or organized. All issued and outstanding shares or other equity interest of each Subsidiary are owned directly by the Parent free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, "Subsidiary" means any corporation or other legal entity of which the Parent or any Subsidiary owns, directly or indirectly, 50% or more of the stock or other equity interest entitled to vote for the election of directors.

                  (b) Except as set forth above, there are not as of the date hereof, and at the Effective Time there will not be, any other shares of capital stock or other equity interest of any Subsidiary authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities or equity interests of any Subsidiary or obligating any Subsidiary to grant, extend or enter into any such agreement. There are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the capital stock of any Subsidiary.

                  (c) Except for the Subsidiaries and as set forth in the Parent Financials, the Parent does not directly or indirectly own or have any investment in any of the capital stock of, and is not a party to a partnership or joint venture with, any other Person.

         3.5      SEC Filings; Parent Financial Statements.

                  (a) Parent has filed all forms, reports and documents required to be filed with the U.S. Securities and Exchange Commission (the "SEC") since April 1, 1998 on a timely basis, and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Parent may file after the date hereof until the Closing) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in compliance in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports, or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present, in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of the Parent contained in the Parent SEC Reports as of September 30,1998 is hereinafter referred to as the "Parent Balance Sheet." Except as disclosed in the Parent Financials or in the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP that are, individually or in the aggregate, material to the Business of Parent, except liabilities (i) provided for in the Parent Balance Sheet, (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated hereby.

         3.6      Tax Matters.

                  (a) The Parent and its Subsidiaries have filed all Tax reports and returns required to be filed by them and have paid or will timely pay all Taxes and other charges shown as due on such reports and returns. All positions taken in such Tax reports and returns that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code have been disclosed therein. Neither the Parent nor any of its Subsidiaries is delinquent in the payment of any material Tax assessment or other governmental charge (including without limitation applicable withholding taxes). Any provision for Taxes reflected in the Parent Financials is adequate for payment of any and all Tax liabilities for periods ending on or before September 30, 1998 and there are no Tax liens on any assets of the Parent or its Subsidiaries except liens for current Taxes not yet due.

                  (b) There has not been any audit of any Tax return filed by the Parent or any of its Subsidiaries and no audit of any such Tax return is in progress and neither the Parent nor any Subsidiary has been notified by any Tax authority that any such audit is contemplated or pending. The Parent knows of no Tax deficiency or claim for additional Taxes asserted or threatened to be asserted against the Parent or any of its Subsidiaries by any Taxing authority and the Parent knows of no grounds for any such assessment. No extension of time with respect to any date on which a Tax return was or is to be filed by the Parent or any of its Subsidiaries is in force, and no waiver or agreement by the Parent or any of its Subsidiaries is in force for the extension of time for the assessment or payment of any Tax.

         3.7 No Material Adverse Change. Since September 30, 1998, except as described in the Parent Financials, there has not been any material adverse change in the Business of Parent.

         3.8      Compliance with Laws.

                  (a) The Parent and its Subsidiaries have all Permits material to the conduct of their respective businesses, such Permits are in full force and effect, and no proceeding is pending or, to the best knowledge of the Parent, threatened to revoke or limit any Permit.

                  (b) The Parent and its Subsidiaries are not in violation of any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, except for violations that would not, in the aggregate, have a material adverse effect on the Business of Parent. Since its incorporation, the Parent has not received notice of, and there has not been any citation, fine or penalty imposed against the Parent or any of its Subsidiaries for, any such violation or alleged violation.

         3.9 No Breach. Except for the filing of the Merger Certificate with the Secretary of State of Delaware, the execution, delivery and performance of this Agreement by the Parent and the Acquisition Sub and the consummation by the Parent and the Acquisition Sub of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or Bylaws of the Parent or the Acquisition Sub, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which the Parent or any of its Subsidiaries, including the Acquisition Sub, is a party or to which any of them or any of their assets or properties is bound or subject; (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body applicable to the Parent or its Subsidiaries or by which any of the Parent's or its Subsidiaries' assets, properties or securities is bound; (iv) violate any Permit; (v) require any filing with, notice to, or permit, consent or approval of, any other governmental or regulatory body; or (vi) result in the creation of any lien or other encumbrance on the assets, properties or securities of the Parent or its Subsidiaries, excluding from the foregoing clauses (ii), (iii),
(iv), (v) and (vi) any exceptions to the foregoing that, in the aggregate, would not have a material adverse effect on the Business of Parent or on the ability of the Parent or the Acquisition Sub to consummate the transactions contemplated hereby.

         3.10 Actions and Proceedings. There are no outstanding orders, awards, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against the Parent or any Subsidiary, including the Acquisition Sub, or any of their securities, assets or properties. There are no actions, suits, investigations or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of the Parent, threatened against the Parent or any Subsidiary, including the Acquisition Sub, that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or the Business of Parent.

To the best knowledge of the Parent, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or on the Business of Parent.

         3.11 Contracts and Other Agreements. The Parent's SEC Filings set forth the material contracts of the Parent and Subsidiaries except for those contracts listed in the Parent Disclosure Schedule which are no longer material contracts of the Parent or its Subsidiaries. Each such contract is valid, subsisting, in full force and effect, binding upon the Parent or Subsidiary, as the case may be, and to the best knowledge of the Parent, binding upon the other parties thereto in accordance with their terms (subject to the application of general principles of equity or by the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights), and the Parent and its Subsidiaries are not in default under any of them, nor, to the best knowledge of the Parent is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except, in each case, such defaults as would not, individually or in the aggregate, have a material adverse effect on the Business of Parent.

         3.12 Intellectual Property. The Parent and its Subsidiaries own, or are licensed to use, or otherwise have the right to use all patents, trademarks, service marks, trade names, logos, franchises and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how, computer software and processes used in or necessary for the conduct of their respective businesses as now conducted or proposed to be conducted (collectively, the "Parent Proprietary Rights"). The Parent is not aware of any claim by any third party that the business of the Parent or its Subsidiaries as currently conducted or proposed to be conducted infringes upon the valid proprietary rights of others, nor has the Parent or its Subsidiaries received any notice or claim from any third party of such infringement by the Parent or any of its Subsidiaries, except, in one case, the Parent has received a letter from the owner of a patent asking the Parent to compare the Parent's Medisorb technology disclosed in a published international patent application with such owner's patented technology. The Parent is not aware of any infringement by any third party on, or any competing claim of right to use or own any of, the Parent Proprietary Rights that could have a material adverse effect on the Business of Parent. The Parent and its Subsidiaries have the right to use, free and clear of claims or rights of others, all customer lists and computer software used in the conduct of their respective businesses. To the best knowledge of the Parent, none of the activities of the employees of the Parent on behalf of the Parent violates any agreements or arrangements which any such employees have with former employers.

         3.13 Brokerage. Except as otherwise disclosed to the Company, no broker, finder, agent or similar intermediary has acted on behalf of the Parent in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Parent or the Acquisition Sub.

         3.14 Environmental Matters. The Parent has all environmental permits required to conduct its business as currently conducted. There is no environmental or health and safety matter that could have a material adverse effect on the Business of Parent.

         3.15 Millennium Plan. The Parent has a Millennium Plan that has been approved by the Board of Directors of the Parent. The Parent is in compliance with such Millennium Plan. The Parent expects to be Year 2000 Compliant prior to the advent of the year 2000, without considering the inclusion of the Company as a subsidiary of the Parent.

         3.16 Disclosure. The representations and warranties and statements of the Parent and the Acquisition Sub contained in this Agreement (including in the Parent Disclosure Schedule) do not contain, and will not contain at the Closing Date, any untrue statement of a material fact, and do not omit, and will not omit at the Closing Date, to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. There is no fact known to the Parent that has not been disclosed to the Company in this Agreement (including in the Parent SEC Filings or the Parent Disclosure Schedule) that is reasonably likely to have a material adverse effect on the Business of Parent.


                                    SECTION 4
                            COVENANTS AND AGREEMENTS

         The parties covenant and agree as follows:

         4.1 Conduct of Business. Except with the prior written consent of the other party, which will not be unreasonably withheld, and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, the Company, on the one hand and the Parent and its Subsidiaries, on the other hand shall:

                  (a) Preservation of the Business; Maintenance of Properties, Contracts. Use all reasonable efforts to preserve its business, advertise, promote and market its services, keep its properties intact, preserve its goodwill and maintain all physical properties in good operating condition;

                  (b) Intellectual Property Rights. Use all reasonable efforts to preserve and protect its Proprietary Rights; and

                  (c) Ordinary Course of Business. Operate its business diligently and in the ordinary course.

         4.2      Covenants of the Company Pending Closing.

                  (a) Except with the prior written consent of the Parent, which will not be unreasonably withheld, and except as otherwise contemplated or disclosed herein, during the period from the date hereof to the Closing Date, the Company shall:

                           (i) Preservation of Personnel. Use all reasonable
efforts to preserve intact its business organization and keep available the services of its present employees, in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

                           (ii) Insurance. Use all reasonable efforts to keep in
effect casualty, public liability, workers' compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement; and

                           (iii) Ordinary Course of Business. Operate its
business diligently and solely in the ordinary course.

                  (b) Except with the prior written consent of the Parent, except as otherwise contemplated or disclosed herein, during the period from the date hereof to the Closing Date, the Company shall not:

                           (i) Disposition of Assets. Sell or transfer, or
mortgage, pledge or create or permit to be created any lien on, any of its assets, other than sales or transfers in the ordinary course of business and liens existing under arrangements disclosed in the Company Disclosure Schedule;

                           (ii) Liabilities. (A) Incur any obligation or
liability other than in the ordinary course of the Company's business, (B) incur any indebtedness for borrowed money or (C) enter into any contracts or commitments involving payments by the Company of $25,000 or more, other than purchase orders or commitments for inventory materials and supplies in the ordinary course of business;

                           (iii) Compensation. (A) Change the compensation or
fringe benefits of any officer, director, employee or consultant, except for ordinary merit increases for employees, or (B) enter into or modify any Plan or any employment, severance or other agreement with any officer, director, employee or consultant of the Company;

                           (iv) Capital Stock. (A) Grant any option (other than
options exercisable for an aggregate of shares of Company Common Stock granted to employees or consultants who are hired after the date hereof as part of the standard compensation for such employees or consultants), warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, (B) declare or pay any dividend or other distribution with respect to any shares of its capital stock or (C) issue any shares of its capital stock, except upon the exercise of options and warrants or the conversion of Preferred Stock outstanding on the date hereof;

                           (v) Charter and Bylaws. Amend the Certificate of
Incorporation or Bylaws of the Company;

                           (vi) Acquisition. Make any material acquisition of
property other than in the ordinary course of the Company's business; or

                           (vii) License Agreements. Enter into or modify any
license, technology development or technology transfer agreement with any other Person.

         4.3 Corporate Examinations and Investigations. Prior to the Effective Time, each of the Parent and the Company shall be entitled, at its own expense, through its respective employees and representatives, to have such access to the assets, properties, business, books, records and operations of the other party as the Parent and the Company shall reasonably request in connection with such party's investigation of the other party with respect to the transaction contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and the party being investigated shall cooperate fully therein. In order that the party conducting such investigation may have full opportunity to make such investigation, the party being investigated shall furnish the representatives of the party conducting such investigation during such period with all such information and copies of such documents concerning the affairs of the party being investigated as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

         4.4 Expenses. Whether or not the Merger is consummated, each party shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, brokers, investment bankers, financial advisors, counsel and accountants. The expenses of the Company with respect to its agents, representatives, brokers, investment bankers, financial advisors, counsel and accountants shall not be in excess of $350,000. No expenses required to be borne by the Company, the Parent or the Surviving Corporation, including, without limitation, fees, commissions and expenses payable to the Company's investment banker and financial advisor, shall reduce the amount of the Merger Consideration payable to the Participating Holders.

         4.5 Authorization from Others. Prior to the Closing Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits required to permit the consummation of the transactions contemplated by this Agreement.

         4.6 Consummation of Agreement. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of the respective representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

         4.7 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

         4.8 Registration of Parent Shares. The Parent shall provide the Registration Rights set forth in the Agreement with the Company's Stockholders set forth on Exhibit C attached hereto.

         4.9 Public Announcements and Confidentiality. Any press release or release of other information to the press with respect to this Agreement or the transactions contemplated hereby shall be mutually approved by the Parent and the Company. Any future press release by the Parent or the Surviving Corporation making reference to or containing the name of David A. Edwards or Robert S. Langer shall require the prior approval of Dr. Edwards and Dr. Langer, as appropriate, which shall not be unreasonably withheld. The disclosure of confidential or proprietary information by the Parent or the Company to the other shall be governed by the terms and conditions of the Confidential Disclosure Agreement between the Parent and the Company dated November 4, 1998.

         4.10 No Solicitation. From and after the date of this Agreement until the first to occur of the Effective Time or the termination of this Agreement, the Company will not (i) solicit, initiate or knowingly encourage discussions with any Person, other than the Parent, relating to the possible merger or consolidation of the Company with or into another Person or acquisition of any of the assets or capital stock of the Company (an "Acquisition Transaction") or
(ii) participate in any negotiations regarding, or furnish to any other Person information with respect to, any effort or attempt by any other Person to do or to seek any Acquisition Transaction. The Company agrees to inform the Parent in reasonable detail within three business days of receipt by the Company of any offer, proposal or inquiry relating to any Acquisition Transaction.

         4.11     Intentionally Omitted.

         4.12 Parent SEC Filings. Prior to the Effective Time, the Parent shall furnish the Company with a copy of each periodic or current report filed by it under the Exchange Act promptly after filing the same. All filings made by the Parent after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.13     Employee Benefits Matters.

                  (a) The Surviving Corporation shall continue the employment of each employee of the Company who was employed on the date before the Effective Time at the same wage and salary level in effect on the day before the Effective Time on an "at will" basis. Following the Effective Time, the Surviving Corporation shall provide to the employees of the Surviving Corporation, who formerly were employees of the Company, employee benefits, including but not limited to participation in and benefits under 401(k) plans, equity incentive plans, stock ownership and purchase plans, group life plans, accidental death and dismemberment plans, medical and hospitalization plans and long term disability plans, substantially the same as those provided to similarly situated employees of the Parent. From and after the Effective Time, employees of the Surviving Corporation who were employees of the Company on the day before the Effective Time shall receive full credit for all purposes under such plans, including without limitation for purposes of determining eligibility and vesting levels, but not for the actual accrual of benefits, for their service with the Company prior to the Effective Time, and all preexisting conditions, limitations and waiting periods to which any such employees are subject shall be waived under the welfare plans of the Parent. Nothing in this section or elsewhere in this Agreement will preclude the Parent from amending or terminating in its discretion any employee benefit plan maintained by the Parent.

                  (b) The provisions of this Section 4.13 respecting the Parent's and the Surviving Corporation's agreements to grant service credits as provided in Section 4.13(a) are intended to be for the benefit of and enforceable by the persons referred to therein or the parties to these agreements, respectively, and their heirs and representatives.

                  (c) Except as otherwise provided in this Agreement, all personnel policies and procedures of the Company will be discontinued as of the Effective Time and employees of the Company will become covered as of the Effective Time under the human resources policies and procedures of the Parent. For all purposes of applying the human resources policies and procedures of the Parent, the employees of the Company will be credited for their service as employees of the Company prior to the Effective Time.

         4.14 Conduct of the Surviving Corporation. The President and Chief Scientific Officer of the Surviving Corporation will report to the senior management of the Parent.

         4.15     Indemnification of Directors and Officers.
                  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including without limitation any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who become prior to the Effective Time, a director or officer of the Company (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation; provided, however, that the Surviving Corporation shall not indemnify any Person with respect to any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement or otherwise in connection with any such threatened or actual claim, action, suit, proceeding or investigation arising out of such Person's (i) willful misconduct or recklessness; (ii) acts which such Person knew, or should have known, were illegal at the time such acts were committed; or (iii) acts in contravention of such Person's duties to the Company. In the event of any threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties or reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) the Surviving Corporation shall be obligated pursuant to this paragraph to pay for only one counsel for all Indemnified Parties, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (iv) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 4.15 upon learning of any such claim, action, suit, proceeding or investigation shall notify the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section
4.15 except to the extent such failure to notify materially prejudices the Surviving Corporation. The Surviving Corporation's obligations under this
Section 4.15 shall continue in full force and effect for a period of six (6) years from the Effective Time, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

         4.16 Notice of Developments. Each of the Company and the Parent will give prompt written notice to the other of any material adverse development causing a breach of any of its representations and warranties in Sections 2 and 3, respectively. No disclosure by any party pursuant to this Section 4.16, however, shall be deemed to amend or supplement the applicable Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant. Each waiver of any condition to Closing by either the Parent or the Company shall be deemed a waiver of the right to consider the failure to meet such condition on the part of the other party to be a breach of such other party's representations and warranties.

         4.17 Tax-free Reorganization. None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the parties shall report the Merger for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and any comparable state or local tax statute). The Parent and the Company each shall execute and deliver certificates, in forms reasonably satisfactory to the counsel of both Parent and the Company, signed by officers of Parent and Company, respectively, setting forth such factual representations and covenants as are customary to serve as a basis for the tax opinions required pursuant to Sections 6.12 and 7.5 of this Agreement.

         4.18 Pooling-of-Interests. The transaction contemplated hereby is intended to be treated, for accounting purposes, as a pooling-of-interests. None of the parties will knowingly take any action that would prevent such transaction from being treated as a pooling-of-interests as of the date hereof and for a period of two years hereafter.

         4.19 Continuation of Employment and Consulting Arrangements. The Parent shall cause the survivor corporation to continue to (a) employ Ralph Niven and Markus Cappel under the terms and conditions of the current employment agreements between such individuals and the Company, (b) engage Robert S. Langer as a consultant under the terms and conditions of the current consulting agreement between Dr. Langer and the Company.


                                    SECTION 5
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER

         The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

         5.1 Approvals. All required approvals of the stockholders of the Company and all consents, approvals and filings referred to in Sections 2.2,
2.10 and 3.9 of this Agreement or in the corresponding sections of each party's Disclosure Schedule shall have been obtained; provided, however, that if the Parent waives the obtaining of any consent set forth in Section 2.10 of the Company Disclosure Schedule such consent shall not be a condition to the Company's obligation to consummate the Merger.

         5.2 Absence of Order. No restraining order or injunction of any court which prevents consummation of the Merger shall be in effect.


                                    SECTION 6
     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND THE ACQUISITION
                          SUB TO CONSUMMATE THE MERGER

         The obligation of the Parent and the Acquisition Sub to consummate the Merger is subject to the satisfaction or waiver by the Parent, at or before the Effective Time, of the following conditions:

         6.1 Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement) and there shall not have been any material adverse change in the Business of Company since the date hereof. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Effective Time. The Company shall have delivered to the Parent a certificate, dated the Closing Date, to the foregoing effect, as applicable.

         6.2 Stockholder Approval. Stockholders of the Company holding at least 91% of the outstanding Company Common Stock must consent to the Merger in writing.

         6.3      Intentionally Omitted.

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
         6.4 Opinion of Counsel to Company. The Parent shall have received an opinion of counsel to the Company, dated the Closing Date, in form and substance reasonably acceptable to the Parent. Such opinion must include, among other things, an opinion that no filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, ("HSR Act") is required in connection with the Merger by the Company or any stockholder of the Company.

         6.5 Merger Documents. The Company shall have executed and delivered the Merger Certificate referred to in Section 1.2.

         6.6 Certificates. The Company shall have furnished the Parent with such other certificates and documents and certificates of public officials as may be reasonably requested by the Parent.

         6.7 Stockholders' Agreement. That certain Stockholders' Agreement, dated July 31, 1997, among the Company, Polaris Venture Partners, L.P., Polaris Venture Partners Founders' Fund, L.P., David A. Edwards, Robert S. Langer and other holders of the Company's Common Stock, as amended, shall have been terminated.

         6.8 Co-Sale Agreement. That certain Co-Sale Agreement, dated July 31, 1997, among the Company, Polaris Venture Partners, L.P., Polaris Venture Partners Founders' Fund, L.P., David A. Edwards and Robert S.
Langer, as amended, shall have been terminated.

         6.9 Management Rights Letter Agreements. Those certain Management Rights Letter Agreements, dated July 31, 1997, April 6, 1998 and June 29, 1998, among the Company, Polaris Venture Partners, L.P. and Polaris Venture Partners Founders' Fund, L.P. shall have been terminated.

         6.10 Investors' Rights Agreement. That certain Amended and Restated Investors' Rights Agreement, dated November 25, 1998, among the Company, David
A. Edwards, Robert S. Langer and investors executing such agreement shall have been terminated, including without limitations, termination of the rights set forth in Sections 3 and 6 thereof.

         6.11 New Agreement. The Company and the Company's stockholders shall have entered into the Amendments to the Restricted Stock Agreements, Escrow Agreements and Agreement with Stockholders, as applicable, with the Parent.

         6.12 Tax Opinion. Parent shall have received an opinion of its counsel, dated the Closing Date, substantially to the effect that, on the basis of the facts and representations set forth in such opinion, or set forth elsewhere and referred to therein, for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

         6.13 Patent Opinion. Parent shall have received an opinion of Arnall Golden & Gregory dated the Closing Date, in form and substance reasonably acceptable to Parent.

         6.14 Accounting Treatment. The Parent shall have received a letter dated the Closing Date from Deloitte & Touche LLP addressed to Parent stating that, as of the Closing Date, no conditions exist that would preclude the Parent's accounting for the Merger with the Company as a pooling-of-interests and a copy of a letter dated the Closing Date from PricewaterhouseCoopers LLP addressed to the Company to the effect that no conditions exist that would preclude the Company from being a party to a business combination for which the pooling-of-interests method of accounting would be available.


                                    SECTION 7
 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CONSUMMATE THE MERGER

         The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver by the Company at or before the Effective Time, of the following conditions:

         7.1 Representations, Warranties and Covenants. The representations and warranties of the Parent and the Acquisition Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement). Both the Parent and the Acquisition Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by then on or prior to the Effective Time. Both the Parent and the Acquisition Sub shall have delivered to the Company a certificate, dated the Effective Time, to the foregoing effect.

         7.2 Opinion of Counsel to Parent. The Company shall have received an opinion of counsel to the Parent and the Acquisition Sub, dated the Closing Date, in form and substance reasonably acceptable to the Company.

         7.3 Certificates. The Parent shall have furnished the Company with such certificates of public officials as may be reasonably requested by the Company.

         7.4 Employment and Consulting Agreements. The Surviving Corporation shall have entered into an Executive Employment and Consulting Agreement with David A. Edwards, the President and Chief Scientific Officer of the Surviving Corporation, in a form mutually acceptable to the parties thereto. The Surviving Corporation shall have entered into Employment Agreements with Jean Balch, Richard Batycky, Jeffrey Hrkach, and Lloyd Johnston.

         7.5 Tax Opinion. The Company shall have received an opinion of its counsel, dated the Closing Date, substantially to the effect that, on the basis of the facts and representations set forth in such opinion, or set forth elsewhere and referred to therein, for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

                                    SECTION 8
                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

                  (a) by the Company or the Parent if, without fault of the terminating party, the Effective Time shall not have occurred on or before February 1, 1999, which date may be extended by mutual consent of the parties;

                  (b) by the Board of Directors of the Company upon written notice to the Parent if the Parent or the Acquisition Sub has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from the Company or by the Closing Date, if earlier;

                  (c) by the Parent upon written notice to the Company if the Company has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from the Parent or by the Closing Date, if earlier;

                  (d) by any party if any court of competent jurisdiction or governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable;

                  (e) by either the Parent or the Company if the requisite stockholder vote approving the Merger is not obtained; or

                  (f) at any time with the mutual written consent of the Parent and the Company.

         8.2 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without liability on the part of any party, its directors, officers or stockholders, other than the provisions of this Section 8.2, Section 4.4 relating to expenses and Section 4.9 relating to publicity and confidentiality to the extent provided therein. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement occurring before such termination.

         8.3 Amendment. This Agreement may not be amended except by an instrument signed by each party hereto; provided, however, that after adoption of this Agreement by the stockholders of the Company, without the further approval of the stockholders of the Company, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided herein or (b) alters or changes any of the terms of this Agreement if such alteration or change would materially adversely affect the stockholders of the Company.

         8.4 Waiver. At any time prior to the Effective Time, any party hereto may, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

                                    SECTION 9
                                 INDEMNIFICATION

         9.1 Survival. Notwithstanding any right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement or in any certificate, financial statement or other document delivered by any party pursuant hereto. Notwithstanding the foregoing, if on the Closing Date a party has actual, conscious knowledge that any representation or warranty made by any other party under this Agreement is false in any material respect and fails to disclose such knowledge to such party on or before the Closing Date, then, unless such party is also in possession of such knowledge on or before the Closing Date, the first party shall be deemed to have waived any breach arising out of such representation or warranty being false in a material respect as of the Closing Date. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder, subject to the limitations set forth in Section 4 of the Agreement with the Company's Stockholders. No Person shall have a right to recovery against any party (or any officer, director, employee or agent of a party) other than through the exercise of the indemnification rights set forth in Section 4 of the Agreement with the Company's Stockholders, which shall constitute the sole and exclusive remedy after the Closing Date for any breach by a party of any representation, warranty or covenant contained herein or in any certificate or other instrument delivered pursuant hereto.

         9.2 Indemnification. The Company and the Participating Holders shall provide the indemnification rights set forth in the Agreement with the Company's Stockholders set forth in Exhibit C attached hereto (the "Agreement with Company's Stockholders").


                                   SECTION 10
                            GLOSSARY OF DEFINED TERMS

         10.1 Glossary. The capitalized terms used herein have the following meanings:

"Acquisition Sub" means Alkermes Acquisition Sub, Inc., a Delaware corporation.

"Acquisition Transaction" has the meaning set forth in Section 4.10.

"Agreement" means this Agreement and Plan of Merger among the Parent, the Acquisition Sub, and the Company.

"Agreement with the Company's Stockholders" has the meaning set forth in Section 9.2.

"Business of Company" has the meaning set forth in Section 2.1(a).

"Business of Parent" has the meaning set forth in Section 3.1(a).

"Closing" has the meaning set forth in Section 1.2.

"Closing Date" means the date on which the Closing occurs.

"Closing Market Value" has the meaning set forth in Section 1.6(a)(ii).

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" means the Advanced Inhalation Research, Inc., a Delaware corporation.

"Company Common Stock" has the meaning set forth in Section 1.6(a)(iii).

"Company Disclosure Schedule" has the meaning set forth in Section 2.

"Company Preferred Stock" has the meaning set forth in Section 2.3(a).

"DGCL" means General Corporation Law of the State of Delaware.

"Dissenting Shares" has the meaning set forth in Section 1.6(a)(iv).

"Effective Time" has the meaning set forth in Section 1.2.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exchange Agent" has the meaning set forth in Section 1.9.

"Financial Statements" has the meaning set forth in Section 2.5.

"FTC" means the Federal Trade Commission.

"Hazardous Materials" has the meaning set forth in Section 2.21.

"HSR Act" has the meaning set forth in Section 6.4.

"Merger" has the meaning set forth in the preamble.

"Merger Certificate" has the meaning set forth in Section 1.2.

"Merger Consideration" has the meaning set forth in Section 1.6(a)(vii).

"Multiemployer Plan" has the meaning set forth in Section 2.16.

"Parent" means Alkermes, Inc., a Pennsylvania corporation.

"Parent Balance Sheet" has the meaning set forth in Section 3.5(b).

"Parent Common Stock" has the meaning set forth in Section 1.6(i)(a).

"Parent Disclosure Schedule" has the meaning set forth in Section 3.

"Parent Financials" has the meaning set forth in Section 3.5(b).

"Parent Preferred Stock" has the meaning set forth in Section 3.3(a).

"Parent Proprietary Rights" has the meaning set forth in Section 3.12.

"Parent SEC Reports" has the meaning set forth in Section 3.5(a).

"Parent Shares" has the meaning set forth in Section 1.6(a)(i).

"Participating Holders" has the meaning set forth in Section 1.6(a)(vi).

"Participating Shares" has the meaning set forth in Section 1.6(a)(v).

"Permits" has the meaning set forth in Section 2.9(a).

"Person" means a natural person, corporation, association, trust (including a business trust), partnership, limited liability company, joint stock company, organization or proprietorship.

"Plans" has the meaning set forth in Section 2.16.

"Proprietary Rights" has the meaning set forth in Section 2.15.

"Qualified Plans" has the meaning set forth in Section 2.16.

"Restricted Stock" has the meaning set forth in Section 1.6(b)(i).

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Subsidiary" has the meaning set forth in Section 3.4(a).

"System" has the meaning set forth in Section 2.22.

"Surviving Corporation" has the meaning set forth in Section 1.1.

"Tax" has the meaning set forth in Section 2.8(b).

"Year 2000 Complaint" has the meaning set forth in Section 2.22.


                                   SECTION 11
                                  MISCELLANEOUS

         11.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

                         (i)      if to the Parent or Acquisition Sub, to:

                                  Alkermes, Inc.
                                  64 Sidney Street
                                  Cambridge, MA  02139
                                  Attn:  Chief Financial Officer
                                  Facsimile:  (617) 494-9255

                                  with a copy to:

                                  Ballard Spahr Andrews & Ingersoll, LLP
                                  1735 Market Street, 51st Floor
                                  Philadelphia, PA 19103
                                  Attn: Morris Cheston, Jr., Esquire
                                  Facsimile: (215) 864-8999

                         (ii)     if to the Company, to:

                                  Advanced Inhalation Research, Inc.
                                  840 Memorial Drive
                                  Cambridge, MA  02139
                                  Attn:  President
                                  Facsimile:  (617) 354-6444

                           with a copy to:

                                  Palmer & Dodge LLP
                                  One Beacon Street
                                  Boston, MA  02108
                                  Attn:  Michael Lytton, Esquire
                                  Facsimile: (617) 227-4420

Any party may by notice given in accordance with this Section 10.1 to the other parties designate another address or person for receipt of notices hereunder.

         11.2 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, with respect thereto except for the Confidential Disclosure Agreement dated November 4, 1998 among the parties.

         11.3 Governing Law. This Agreement is governed by the laws of the State of Delaware without regard to its conflict of law provisions.

         11.4 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

         11.5 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         11.7 Disclosure Schedules. The Disclosure Schedules are a part of this Agreement as if fully set forth herein.



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